Exhibit 10.8

KEROS THERAPEUTICS, INC

[***]

April 20, 2016

Jennifer L. Lachey

[***]

Re:    Employment by Keros Therapeutics, Inc.

Dear Jenn:

Keros Therapeutics, Inc. (the “Company”) is pleased to confirm its offer to employ you as VP, Biology and Pharmacology, reporting to the CEO, Jasbir Seehra. Your effective date of hire as a regular, full-time employee (the “Start Date”) will be May 9, 2016.

Your compensation for this position will be at the rate of $230,000 per year payable bi-weekly in accordance with the Company’s normal pay schedule. All payments are subject to legally required tax withholdings.

Subject to the approval of the Board of Directors of the Company (the “Board”), in connection with the commencement of your employment, the Board will grant you an option to purchase 150,000 shares of the Company’s common stock (the “Option”). The Option will be granted following the commencement of your employment. The exercise price of the Option will be determined by the BOD at the next meeting following your employment. The Option will be subject to the terms and conditions of the Company’s then-current stock option plan and form of stock option agreement. These options will vest as follows: one quarter of the shares (37,500) will vest on the first anniversary of the Start Date, and following that, 1/16th of the shares (9,375) will vest on a quarterly basis, in arrears. Vesting is contingent on your continued full-time employment with the Company.

You will be eligible to participate in the Company’s Medical and Dental Insurance Programs 401(k) Plan. You will accrue 15 paid vacation days each year for the first 5 years of service, 3 Personal days and receive 12 paid holidays annually in accordance with the company holiday schedule (remainder of 2016 schedule attached).

It is understood that you are an “at-will” employee. You are not being offered employment for a definite period of time, and either you or the Company may terminate the employment relationship at any time and for any reason, with or without cause or prior notice and without additional compensation to you.

Enclosed for your review is a “Non-Solicitation, Confidentiality and Assignment Agreement” (the “Agreement”). This offer of employment is conditioned on your willingness to sign and abide by the terms of the Agreement.

In making this offer, the Company understands, and in accepting it you represent that you are not under any obligation to any former employer or any person or entity which would prevent, limit, or impair in any way the performance by you of your duties as an employee of the Company.

The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. You will be required to complete a Form 1-9 which will be provided to you before the Start Date. Please bring the appropriate documents listed on that form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement.

This letter agreement and the Agreement referenced above constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company, although your job duties, title, reporting relationship, compensation and benefits may change from time to time, at the Company’s option.

Please indicate your acceptance of this offer by signing and returning the enclosed copy of this letter no later than Tuesday April 26, 2016.

You may sign, scan, and email the letter to seehrajgverizon.net. We look forward to your joining the Company and are pleased that you will be working with us.

Very truly yours,

/s/ Jasbir S. Seehra

Jasbir S. Seehra, Ph.D.

Chief Executive Officer

Keros Therapeutics, Inc.

Accepted and Agreed:

/s/ Jennifer L. Lachey 22 Apr 2016

Jennifer L. Lachey, Ph.D.